Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information: Mike Campbell, 816-842-8181 investorrelations@inergyservices.com

Inergy Announces Cash Tender Offers for

Certain Series of Senior Notes

Kansas City, MO (January 19, 2011) – Inergy, L.P. (“Inergy”) (NYSE:NRGY) announced today that it has commenced the following transactions:

(i)	a cash tender offer for any and all of its outstanding 6.875% Senior Notes due 2014 (CUSIP No. 45661TAB7) (the “2014 Notes”), of which an aggregate principal amount of $425,000,000 is outstanding, and a consent solicitation relating to certain amendments that would eliminate most of the covenants and certain default provisions contained in the indenture (the “2014 Notes Indenture”) under which the 2014 Notes were issued (the “2014 Notes Offer”);

(ii)	a cash tender offer for any and all of its outstanding 8.75% Senior Notes due 2015 (CUSIP No. 45661TAH4) (the “2015 Notes”), of which an aggregate principal amount of $146,250,000 is expected to be outstanding upon completion on February 4, 2011, of Inergy’s pending redemption of $78,750,000 aggregate principal amount of 2015 Notes (the “2015 Notes Offer”); and

(iii)	a cash tender offer for any and all of its outstanding 8.25% Senior Notes due 2016 (CUSIP No. 45661TAD3) (the “2016 Notes” and, together with the 2014 Notes and the 2015 Notes, the “Notes”), of which an aggregate principal amount of $400,000,000 is outstanding, and a consent solicitation relating to certain amendments that would eliminate most of the covenants and certain default provisions contained in the indenture (the “2016 Notes Indenture”) under which the 2016 Notes were issued (the “2016 Notes Offer” and, together with the 2014 Notes Offer and the 2015 Notes Offer, the “Offers”).

The terms and conditions of the 2014 Notes Offer and the 2016 Notes Offer are set forth in the Offer to Purchase and Consent Solicitation Statement dated January 19, 2011 (the “2014 and 2016 Notes Offer to Purchase”). The terms and conditions of the 2015 Notes Offer are set forth in the Offer to Purchase dated January 19, 2011 (the “2015 Notes Offer to Purchase” and, together with the 2014 and 2016 Notes Offer to Purchase, the “Offers to Purchase”). Each Offer will expire at 8:00 a.m., New York City time, on February 16, 2011, unless extended (the “Expiration Time”). Inergy may amend, extend or, subject to certain conditions, terminate the Offers.

Holders who validly tender their 2014 Notes and deliver their consents to the proposed amendments to the 2014 Notes Indenture prior to 5:00 p.m., New York City time, on February 1, 2011, unless such date is extended (the “Consent Expiration”), will be entitled to receive $1,025.42, payable in cash, for each $1,000 principal amount of 2014 Notes accepted for purchase, which amount includes a consent payment of $25.00 per $1,000 principal amount of 2014 Notes accepted for purchase. Holders who validly tender their 2014 Notes after the Consent Expiration but prior to the Expiration Time will be entitled to receive $1,000.42, payable in cash, for each $1,000 principal amount of 2014 Notes accepted for purchase.

Holders who validly tender their 2015 Notes prior to 5:00 p.m., New York City time, on February 1, 2011, unless such date is extended (the “Early Tender Deadline”), will be entitled to receive $1,087.50, payable in cash, for each $1,000 principal amount of 2015 Notes accepted for purchase, which amount includes an early tender payment of $30.00 per $1,000 principal amount of 2015 Notes accepted for purchase. Holders who validly tender their 2015 Notes after the Early Tender Deadline but prior to the Expiration Time will be entitled to receive $1,057.50, payable in cash, for each $1,000 principal amount of 2015 Notes accepted for purchase.

Holders who validly tender their 2016 Notes and deliver their consents to the proposed amendments to the 2016 Notes Indenture prior to the Consent Expiration will be entitled to receive $1,045.00, payable in cash, for each $1,000 principal amount of 2016 Notes accepted for purchase, which amount includes a consent payment of $25.00 per $1,000 principal amount of 2016 Notes accepted for purchase. Holders who validly tender their 2016 Notes after the Consent Expiration but prior to the Expiration Time will be entitled to receive $1,020.00, payable in cash, for each $1,000 principal amount of 2016 Notes accepted for purchase.

In connection with the 2014 Notes Offer and the 2016 Notes Offer, Inergy is soliciting consents to certain proposed amendments to the 2014 Notes Indenture and the 2016 Notes Indenture, respectively. Holders may not tender their 2014 Notes or 2016 Notes without delivering the applicable consents, and holders may not deliver consents without tendering their 2014 Notes or 2016 Notes. No consent payments will be made in respect of 2014 Notes or 2016 Notes tendered after the Consent Expiration. Following receipt of the consent of holders of a majority in aggregate principal amount of the 2014 Notes and the 2016 Notes, Inergy will execute supplemental indentures to amend the 2014 Notes Indenture and the 2016 Notes Indenture, respectively, to eliminate most of the covenants and certain default provisions in such indenture.

Tendered 2014 Notes and 2016 Notes and related consents delivered prior to 5:00 p.m., New York City time, on February 1, 2011, (such time and date, as the same may be extended, the “Withdrawal Time”) may be validly withdrawn and revoked at any time prior to the Withdrawal Time but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Tendered 2015 Notes may not be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law.

Each Offer is conditioned upon the satisfaction or, where applicable, the waiver of certain conditions, including the following:

(1) the financing condition, in which Inergy must complete a capital markets debt offering and a term loan financing that result in net proceeds sufficient to fund (a) the Offers, plus all related fees and expenses incurred in connection with the Offers and (b) the pending partial redemption of the 2015 Notes on February 4, 2011;

(2) with respect to the 2014 Notes Offer and the 2016 Notes Offer, the receipt of consents to the proposed amendments to the 2014 Notes Indenture and the 2016 Notes Indenture, respectively, from the holders of a majority in principal amount of the outstanding 2014 Notes and 2016 Notes, respectively, governed by such indenture, and the execution of the related supplemental indentures effecting such amendments; and

(3) certain other customary conditions.

Subject to the terms and conditions set forth in the relevant Offer to Purchase, holders who validly tender Notes will also receive accrued and unpaid interest up to, but not including, the applicable settlement date. The settlement date for each Offer is expected to promptly follow both the Consent Expiration or Early Tender Deadline, as applicable, and the satisfaction or waiver by Inergy of the conditions to Offer, which is expected to be on or about (1) February 2, 2011, for 2014 Notes and 2016 Notes tendered and not withdrawn prior to the Consent Expiration; (2) February 7, 2011, for 2015 Notes tendered prior to the Early Tender Deadline and (3) February 16, 2011, for Notes tendered after the Consent Expiration or the Early Tender Deadline, as applicable, but prior to the Expiration Time, in each case assuming the Notes are accepted for purchase.

If the 2014 Notes Offer or the 2016 Notes offer are consummated, Inergy currently intends to exercise its right, when permitted by the applicable indenture for such notes, to redeem any 2014 Notes and 2016 Notes, as applicable, that remain outstanding afterwards, although it has no legal obligation to do so and the selection of any particular redemption date is in its discretion. This statement of intent shall not constitute a notice of redemption under the applicable indenture for such notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture for such notes.

Inergy has engaged BofA Merrill Lynch as the dealer manager for the Offers. Persons with questions regarding any of the Offers should be directed to BofA Merrill Lynch toll-free at (888) 292-0070 or collect at (980) 388-9217 (attention: Debt Advisory Services).

The complete terms and conditions of the 2014 Notes Offer and the 2016 Notes Offer are described in the 2014 and 2016 Notes Offer to Purchase, and the complete terms and conditions of the 2015 Notes Offer are described in the 2015 Notes Offer to Purchase. Requests for documents should be directed to D.F. King & Co., Inc., the Depositary and Information Agent for the Offers, at (800) 431-9643 or (212) 269-5550 (banks and brokers).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of a consent with respect to any of the Notes. The tender offers and the consent solicitations are being made solely by the relevant Offer to Purchase. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Inergy, L.P.

Inergy, L.P., with headquarters in Kansas City, Missouri, is a master limited partnership with operations that include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. The company also operates a natural gas storage business; a liquid petroleum gas storage business; a solution-mining and salt production company; and a propane supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements, which are generally not historical in nature. All forward-looking statements involve significant risks and uncertainties that could cause actual events to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inergy and are difficult to predict. For example, important factors that could cause actual events to differ materially from those in the forward-looking statements include, but are not limited to, Inergy’s expectations in regard to satisfying the financing condition applicable to the Offers, obtaining the requisite consents related to the 2014 Notes Offer and 2016 Notes Offer, and completing the pending partial redemption of 2015 Notes.

Inergy cautions that the foregoing list of factors is not exclusive. Additional information concerning other risk factors is contained in Inergy’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning Inergy, the Offers, or other matters and attributable to Inergy or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Inergy undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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